The Rittenhouse Trust Company



                      ADDENDUM TO THE ADVISORY CONTRACT

                              FOR THE ACCOUNT OF

                            NRM INVESTMENT COMPANY



     This addendum will serve as authorization to transfer the investment advisory account and agreement from Rittenhouse Financial Services, Inc. to The Rittenhouse Trust Company.



Approved:



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John H. McCoy                                                 Date